Exhibit 99.1

Cadrenal Therapeutics and Abbott Initiate Collaborative Effort to Advance Novel Anticoagulant Tecarfarin for Patients with LVADs

PONTE VEDRA, Fla., Aug. 6, 2024 /PRNewswire/ -- Cadrenal Therapeutics, Inc., (Nasdaq: CVKD), a biopharmaceutical company developing tecarfarin, a late-stage, new-generation Vitamin K Antagonist (VKA) oral and reversible anticoagulant (blood thinner) designed to prevent heart attacks, strokes, and deaths due to blood clots in patients with implanted cardiac devices and those with rare cardiovascular conditions, announced today that it has been in discussions with Abbott (NYSE: ABT) about Cadrenal’s planned pivotal study of tecarfarin in patients with recently implanted LVADs. All patients with LVADs require lifelong anticoagulation (AC) to protect against thromboembolic events.

In April 2024, tecarfarin received FDA Orphan Drug Designation (ODD) to prevent blood clots and strokes in patients with implanted mechanical circulatory support devices such as LVADs.

Currently, the only LVAD available in the United States is the HeartMate 3™, manufactured by Abbott, which has been shown to be superior to all prior LVADs.

A recent secondary analysis of the ARIES-HM3 study conducted by Abbott on the necessity of aspirin therapy demonstrated that maintaining high-quality AC can result in further improvement of outcomes with the HeartMate 3 LVAD.

“We are pleased that Abbott has initiated a collaborative effort with us for this trial, which we believe is very important to LVAD patients,” said Quang Pham, Chairman and Chief Executive of Cadrenal Therapeutics. “We believe that tecarfarin has the potential to further improve AC treatment for HeartMate 3 patients.”

Prior clinical studies provide evidence that tecarfarin yields improved AC quality, particularly in patients on multiple medications and those with impaired renal function, both of which are common in LVAD patients.

ABOUT CADRENAL THERAPEUTICS, INC.

Cadrenal Therapeutics is developing tecarfarin for unmet needs in anticoagulation therapy. Tecarfarin is a new-generation Vitamin K Antagonist (VKA) oral and reversible anticoagulant (blood thinner) to prevent heart attacks, strokes, and deaths due to blood clots in patients with implanted cardiac devices and those with rare cardiovascular conditions. Tecarfarin has orphan drug designation from the FDA for the prevention of thrombosis and thromboembolism (blood clots) in patients with an implanted mechanical circulatory support device, which includes the left ventricular assist device (LVAD). Tecarfarin also has orphan drug and fast-track designations from the FDA for the prevention of systemic thromboembolism of cardiac origin in patients with end-stage kidney disease (ESKD) and atrial fibrillation (AFib). Tecarfarin is specifically designed to use a different metabolism pathway than the oldest and most commonly prescribed VKA warfarin. Tecarfarin has been evaluated in eleven (11) human clinical trials in more than 1,000 individuals. In Phase 1, Phase 2, and Phase 2/3 clinical trials, tecarfarin has generally been well-tolerated in both healthy adult subjects and patients with chronic kidney disease. For more information, please visit www.cadrenal.com.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding Cadrenal’s planned pivotal study of tecarfarin in patients with recently implanted LVADs, maintaining high-quality AC resulting in further improvement of outcomes with the HeartMate 3 LVAD, the collaborative effort with Abbott for the trial being very important to LVAD patients and tecarfarin having the potential to further improve AC treatment for HeartMate 3 patients. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability of tecarfarin to improve outcomes in patients with a HeartMate 3, the ability of the Company to advance tecarfarin with patients with left ventricular assist devices (LVADs), and those with AFib and ESKD, the collaboration with Abbott being successful and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Cadrenal Therapeutics:
Matthew Szot, CFO
858-337-0766
press@cadrenal.com

Investors:
Lytham Partners, LLC
Robert Blum, Managing Partner
602-889-9700
CVKD@lythampartners.com